Exhibit 21.1
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                         Subsidiaries of the Registrant

1.       Profit Thru Telecommunications (Europe) Limited

2.       Talidan Limited

3.       Harbor City Corporation, t/a ACC Telecom

4.       Talidan USA, Inc.

5.       Victoria Station, Miami, Inc.

6.       Electronic Card Processing, Inc.

7.       Voice Quest, Inc.

8.       RomNet Support Services, Inc.

9.       Paramount International Telecommunications, Inc.

10.      Carnegie Communications Inc.

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